Exhibit 99
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Middlefield Banc Corp.
We have reviewed the accompanying consolidated balance sheet of Middlefield Banc Corp. and subsidiaries as of September 30, 2010; the related consolidated statement of income for the three-month and nine-month periods ended September 30, 2010 and 2009; the consolidated statement of changes in stockholders’ equity for the nine-month period ended September 30, 2010; and the consolidated statement of cash flows for the nine-month periods ended September 30, 2010 and 2009. These consolidated financial statements are the responsibility of the Company’s management.
We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.
Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.
We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board, the consolidated balance sheet of Middlefield Banc Corp. and subsidiaries as of December 31, 2009, and the related consolidated statements of income, changes in stockholder’s equity, and cash flows for the year then ended (not presented herein), and in our report dated March 12, 2010, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2009, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.
/s/ S.R. Snodgrass, A.C.
Wexford, Pennsylvania
November 9, 2010